Exhibit 99.2

Lexington Realty Trust TRADED: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

Contact at Lexington Realty Trust
T. Wilson Eglin, Chief Executive Officer
Investor or Media Inquiries
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
March 20, 2008

LEXINGTON REALTY TRUST ELECTS NEW CHAIRMAN

New York, NY – March 20, 2008 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT), today announced that it has elected E. Robert Roskind, who previously served as Chairman from 1993 to 2006, as Chairman of its Board of Trustees, to replace Michael L. Ashner who has resigned as Executive Chairman and Director of Strategic Acquisitions.

Mr. Ashner commented, “I have enjoyed working with Lexington’s senior management throughout the implementation of its Strategic Restructuring Plan. Working together during a period of exceptional volatility in the real estate capital markets, I believe the Company successfully executed key elements of Lexington’s Strategic Restructuring Plan. In view of the complexity of the on-going joint ventures between Lexington Realty Trust and Winthrop Realty Trust, where I serve as Chairman and Chief Executive Officer and our collective desire to pursue future joint venture investment opportunities between the companies, I believe it best that I focus my efforts from the perspective of Winthrop Realty Trust. I believe that by leaving Lexington at this time, both companies will be able to build from their existing relationship and flourish together.”

T. Wilson Eglin, Lexington’s Chief Executive Officer, said, “All of us at Lexington would like to thank Michael for his tremendous contributions to our shared success. We will miss his leadership and look forward to working with him on future projects.”

About Lexington Realty Trust

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area.   Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”.  Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

Forward-Looking Statements

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that

Lexington Realty Trust	Page 2 of 2

could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Lexington's periodic reports filed with the SEC.  Copies of the periodic reports Lexington files with the SEC are available on Lexington's website at www.lxp.com and may be obtained free of charge by contacting Lexington on 212-692-7200. Forward-looking statements, which are based on certain assumptions and describe Lexington's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.